EXHIBIT 4.7

SECOND AMENDMENT TO THE
GROUP 1 AUTOMOTIVE, INC. 401(K) SAVINGS PLAN,
AS RESTATED SEPTEMBER 1, 2001

This is the SECOND AMENDMENT to the Group 1 Automotive, Inc. 401(k) Savings Plan (the “Plan”), as restated effective September 1, 2001. This Amendment is effective as stated herein.

1.

Effective January 1, 2003, amend Section 3.1(e) by adding “For the Plan Year beginning on January 1, 2000,” to the beginning of the second sentence of the subsection and by adding the following sentence after the second sentence of the subsection:

     For Plan Years beginning on or after January 1, 2004, such testing shall utilize the current year testing method as such term is defined in Internal Revenue Service Notice 98-1.

2.

Effective January 1, 2003, amend Section 3.3 by capitalizing “safe harbor contribution” where it appears in the first sentence of the subsection; putting a close parentheses sign, “),” at the end of the first sentence; deleting the second sentence of the subsection; and deleting the phrase “Sections 4.2(d) and (e)” from the third sentence and replacing it with the phrase “Sections 4.2(c), (d), (e) and (f).”

3.

Effective January 1, 2003, amend Section 3.4 by adding “For the Plan Year beginning on January 1, 2000,” to the beginning of the second sentence of the subsection and by adding the following sentence after the second sentence of the subsection:

     For Plan Years beginning on or after January 1, 2004, such testing shall utilize the current year testing method as such term is defined in Internal Revenue Service Notice 98-1.

4.

Effective January 1, 2003, amend Section 4.2(c) by deleting the section in its entirety and replacing it with the following:

The Employer Safe Harbor Contribution made pursuant to Section 3.3 for a Plan Year in order to satisfy the restrictions set forth in Section 3.1(e) shall be allocated to the Before-Tax Account of individuals who were not Highly Compensated Employees for such Plan Year. At the discretion of the Committee, such allocation shall be made (i) in the ratio that the Compensation of each such Employee for the Plan Year bears to the total Compensation of all Employees for the Plan Year, (ii) in equal dollar amounts, or (iii) using another method of allocation selected by the Committee. The Committee, in its sole discretion, may limit the allocation of Employer Safe Harbor Contributions to individuals who are not Highly Compensated Employees or to a specific group of individuals who are not Highly Compensated Employees. Employer Safe Harbor Contributions shall be treated as Before-Tax Contributions for all purposes under the Plan to the extent used to satisfy the actual deferral percentage test described in Section 3.1(e).

5.

Effective January 1, 2003, amend Section 4.2(d) by deleting the section in its entirety and replacing it with the following:

The Employer Safe Harbor Contribution made pursuant to Section 3.3 for a Plan Year in order to satisfy the restrictions set forth in Section 3.4 shall be allocated to the Employer Contribution Account of individuals who were not Highly Compensated Employees for such Plan Year. At the discretion of the Committee, such allocation shall be made (i) in the ratio that each Participant’s Before-Tax Contributions bear to the total Before-Tax Contributions contributed for all Participants for the Plan Year, (ii) in equal dollar amounts, or (iii) using another method of allocation selected by the Committee. The Committee, in its sole discretion, may limit the allocation of Employer Safe Harbor Contributions to individuals who are not Highly Compensated Employees or to a specific group of individuals who are not Highly Compensated Employees. Employer Safe Harbor Contributions shall be treated as Before-Tax Contributions for all purposes under the Plan to the extent used to satisfy the actual contribution percentage test described in Section 3.4.

6.

Effective September 1, 2001, amend Section 8.3(c) by adding the following sentence at its end:

     Also, Section 8.3(b) above notwithstanding, a Member shall have a 100% Vested Interest in the portion, if any, of his or her Employer Contribution Account which consists of any Employer Safe Harbor Contributions.

7.

Effective January 1, 2003, amend Section 11.1(c) by changing “Employer Contributions” to “Employer Safe Harbor Contributions” and by adding “and 3.4” after “3.1(e)” in the first sentence of the last paragraph of the subsection.

8.

Effective October 1, 2003, amend Section 14.3 by adding “Unless paid by the Employer, in its discretion,” to the beginning of the first sentence of the Section and by adding a new second sentence as follows:

Notwithstanding the above, all administrative expenses related to the share of reasonable Plan expenses of a separated Participant shall be assessed to the separated Participant and shall be paid from such Participant’s Account.

9.

Effective January 1, 2003, amend the Plan by adding a new Article XXI as follows:

Article XXI. MINIMUM DISTRIBUTION REQUIREMENTS.

Section 1. General Rules

1.1 Effective Date. The provisions of this Article will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

1.2 Precedence. The requirements of this article will take precedence over any inconsistent provisions of the Plan.

1.3 Requirements of Treasury Regulations Incorporated. All distributions required under this article will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Internal Revenue Code.

1.4 TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this article, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the plan that relate to section 242(b)(2) of TEFRA.

Section 2. Time and Manner of Distribution

2.1 Required Beginning Date. The Member’s entire interest will be distributed, or begin to be distributed, to the Member no later than the Member’s required beginning date.

2.2 Death of Member Before Distributions Begin. If the Member dies before distributions begin, the Member’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(a)	If the Member’s surviving spouse is the Member’s sole designated beneficiary, then, except as provided in Section 6 of this article, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70 1/2, if later.

(b)	If the Member’s surviving spouse is not the Member’s sole designated beneficiary, then, except as provided in Section 6 of this article, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Member died.

(c)	If there is no designated beneficiary as of September 30 of the year following the year of the Member’s death, the Member’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(d)	If the Member’s surviving spouse is the Member’s sole designated beneficiary and the surviving spouse dies after the Member but before distributions to the surviving spouse begin, this section 2.2, other than section 2.2(a), will apply as if the surviving spouse were the Member.

For purposes of this section 2.2 and section 4, unless section 2.2(d) applies, distributions are considered to begin on the Member’s required beginning date. If section 2.2(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under section 2.2(a). If distributions under an annuity purchased from an insurance company irrevocably commence to the Member before the Member’s required beginning date (or to the Member’s surviving spouse before the date distributions are required to begin to the surviving spouse under section 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.

2.3 Forms of Distribution. Unless the Member’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with sections 3 and 4 of this article. If the Member’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.

Section 3. Required Minimum Distributions During Member’s Lifetime

3.1 Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Member’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(a)	the quotient obtained by dividing the Member’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s age as of the Member’s birthday in the distribution calendar year; or

(b)	if the Member’s sole designated beneficiary for the distribution calendar year is the Member’s spouse, the quotient obtained by dividing the Member’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s and spouse’s attained ages as of the Member’s and spouse’s birthdays in the distribution calendar year.

3.2 Lifetime Required Minimum Distributions Continue Through Year of Member’s Death. Required minimum distributions will be determined under this section 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Member’s date of death.

Section 4. Required Minimum Distributions After Member’s Death

4.1 Death On or After Date Distributions Begin.

(a)	Member Survived by Designated Beneficiary. If the Member dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s account balance by the longer of the remaining life expectancy of the Member or the remaining life expectancy of the Member’s designated beneficiary, determined as follows:

(1)	The Member’s remaining life expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

(2)	If the Member’s surviving spouse is the Member’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Member’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3)	If the Member’s surviving spouse is not the Member’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Member’s death, reduced by one for each subsequent year.

(b)	No Designated Beneficiary. If the Member dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Member’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s account balance by the Member’s remaining life expectancy calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

4.2 Death Before Date Distributions Begin.

(a)	Member Survived by Designated Beneficiary. Except as provided in Section 6 of this article, if the Member dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s account balance by the remaining life expectancy of the Member’s designated beneficiary, determined as provided in section 4.1.

(b)	No Designated Beneficiary. If the Member dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Member’s death, distribution of the Member’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(c)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Member dies before the date distributions begin, the Member’s surviving spouse is the Member’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under section 2.2(a), this section 4.2 will apply as if the surviving spouse were the Member.

Section 5. Definitions

5.1 Designated beneficiary. The individual who is designated as the beneficiary under section 9.2 of the Plan and is the designated beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

5.2 Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Member’s required beginning date. For distributions beginning after the Member’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under section 2.2. The required minimum distribution for the Member’s first distribution calendar year will be made on or before the Member’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Member’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

5.3 Life expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

5.4 Member’s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date, and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

5.5 Required beginning date. The Benefit Commencement Date specified in section 1.1(5) of the Plan.

Section 6. Election to Apply 5-Year Rule to Distributions to Designated Beneficiaries

If the Member dies before distributions begin and there is a designated beneficiary, distribution to the designated beneficiary is not required to begin by the date specified in section 2.2 of this article of the Plan, but the Member’s entire interest will be distributed to the designated beneficiary by December 31 of the calendar year containing the fifth anniversary of the Member’s death. If the Member’s surviving spouse is the Member’s sole designated beneficiary and the surviving spouse dies after the Member but before distributions to either the Member or the surviving spouse begin, this election will apply as if the surviving spouse were the Member. This election will apply to all distributions.

10.

All other provisions of the Plan not inconsistent herewith are hereby confirmed and ratified.